EX-99.B(m)

WELLS FARGO VARIABLE TRUST

DISTRIBUTION PLAN

APPENDIX A

Variable Trust Funds	Maximum 12b-1 Fee
Asset Allocation Fund	0.25
C&B Large Cap Value Fund[1] (currently named the Equity Value Fund)	0.25
Discovery Fund*	0.25
Equity Income Fund	0.25
International Core Fund[2] (currently named the International Equity Fund)	0.25
Large Company Core Fund[3] (currently named the Growth Fund)	0.25
Large Company Growth Fund	0.25
Money Market Fund	0.25
Multi Cap Value Fund*	0.25
Opportunity Fund*	0.25
Small Cap Growth Fund	0.25
Total Return Bond Fund	0.25

Most recent annual approval: April 4, 2005

Appendix A amended: November 2, 2004

[1]	On November 2, 2004 and February 8, 2005, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the Equity Value Fund will be renamed the C&B Large Cap Value Fund.
*	On August 10, 2004, the Board of Trustees approved the reorganization of certain Strong Funds into certain Funds of the Trust. In connection with this reorganization, this Fund is expected to commence operations on April 11, 2005.
[2]	On November 2, 2004, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the International Equity Fund will be renamed the International Core Fund.
[3]	On November 2, 2004, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the Growth Fund will be renamed the Large Company Core Fund.